Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

January 26, 2005

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolitt@generaldynamics.com

General Dynamics Net Earnings Increase 22 Percent in 2004 on Revenue Growth of 17 Percent

•	Backlog grows on strength of aerospace, defense orders

•	Cash remains strong: $799 million for Q4, $1.8 billion for 2004

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) today reported 2004 fourth quarter net earnings of $336 million, or $1.66 per share on a fully diluted basis, compared to 2003 fourth quarter net earnings of $279 million, or $1.40 per share fully diluted. Revenue for the fourth quarter of 2004 was $5.2 billion, compared to fourth quarter 2003 revenue of $4.7 billion.

Revenue for the full year of 2004 was $19.2 billion, compared with $16.4 billion for 2003, an increase of 17 percent. Net earnings for 2004 were $1.23 billion, or $6.09 per share on a fully diluted basis, compared with net earnings of $1 billion, or $5.04 fully diluted in 2003, an increase of 22 percent.

During 2004 the company announced plans to divest several businesses. As required by generally accepted accounting principles, the company’s reported $19.2 billion in 2004 sales excludes $375 million in revenue associated with these businesses. The income from these businesses ($0.12 per share for the year) is included, but reported as discontinued operations on the company’s earnings statement for both the quarter and the year.

Net cash provided by operating activities totaled $799 million in the quarter and $1.8 billion for the year. Free cash flow from operations, defined as net cash provided by operating activities less capital expenditures, was $709 million in the quarter and $1.54 billion for the year. Free cash flow from operations for the year-ago period was $789 million in the quarter and $1.5 billion for the year.

Funded backlog at the end of 2004 was $28.3 billion, and total backlog was $42.1 billion, compared to $25.1 billion and $39.9 billion, respectively, at the end of the third quarter 2004.

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“General Dynamics generated solid returns again this quarter,” said General Dynamics Chairman and Chief Executive Officer Nicholas D. Chabraja. “Net earnings grew more than 20 percent over fourth quarter 2003, on revenue growth of approximately 10 percent. In addition, we had another outstanding cash performance in the quarter,” Chabraja said.

“In the Aerospace group, Gulfstream had tremendous order activity in the fourth quarter, resulting in a $586 million increase to its funded backlog. Several key program wins in Information Systems and Technology resulted in an increase of nearly $1 billion in its funded backlog; and Combat Systems’ funded backlog increased by approximately $200 million, not including the impact of a 260-vehicle order from Portugal that remains to be finalized with our European Land Combat Systems group,” said Chabraja.

“Additional awards since the end of the year further strengthened our backlog, including a $586 million contract for two T-AKE combat logistics ships received by NASSCO, and a $562 million award for the second of two DDG-51 Arleigh Burke-class destroyers that are in the Defense Department’s FY2005 budget,” he said.

“In three out of four of our major business groups, earnings and operating margins increased dramatically over the year-ago period, and the growth of funded backlog in all four groups bodes well for our future.

“Looking forward in 2005, we anticipate continued solid performance from Combat Systems and Information Systems and Technology, margin improvement in Marine Systems and continued improvement at Gulfstream,” Chabraja said. “We expect 2005 earnings per share from continuing operations to increase in a range between 11 and 13 percent. We also expect free cash flow from operations to approximate net earnings.”

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 70,200 people worldwide. The company is a market leader in mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and business aviation. More information about the company is available on the Internet at www.generaldynamics.com.

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Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K and our Forms 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

WEBCAST INFORMATION: General Dynamics will webcast its fourth-quarter securities analyst conference call, scheduled for 11 a.m. Eastern Time on Wednesday, January 26, 2005. Those accessing the webcast will be able to listen to management’s discussion of the fourth quarter and full-year results, as well as the question-and-answer session with securities analysts.

The webcast will be a listen-only audio broadcast, available at www.generaldynamics.com. A Real Audio player or Windows Media™ player is required to access the webcast; information about downloading those players is available on the company’s website. An on-demand replay of the webcast will be available by 2 p.m. on January 26 and will continue for 12 months.

To hear a recording of the conference call by telephone, please call 719-457-0820; passcode 548302. It will be available from 2 p.m. on January 26 until midnight on February 9, 2005.

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CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	Fourth Quarter		Variance
	2004	2003	$	%
NET SALES	$5,190	$4,731	$459	9.7%
OPERATING COSTS AND EXPENSES	4,660	4,324	(336)

OPERATING EARNINGS	530	407	123	30.2%
Interest, Net	(37)	(39)	2
Other Income, Net	1	—	1

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	494	368	126	34.2%
Provision for Income Taxes	163	93	(70)

EARNINGS FROM CONTINUING OPERATIONS	$331	$275	$56	20.4%

Discontinued Operations, Net of Tax	5	4	1

NET EARNINGS	$336	$279	$57	20.4%

EARNINGS PER SHARE - BASIC
Continuing Operations	$1.64	$1.39	$0.25	18.0%
Discontinued Operations	$0.03	$0.02	$0.01

Net Earnings	$1.67	$1.41	$0.26	18.4%

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (IN MILLIONS)	200.6	197.7

EARNINGS PER SHARE - DILUTED
Continuing Operations	$1.63	$1.38	$0.25	18.1%
Discontinued Operations	$0.03	$0.02	$0.01

Net Earnings	$1.66	$1.40	$0.26	18.6%

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (IN MILLIONS)	202.6	199.6

Exhibit A

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CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	Twelve Months		Variance
	2004	2003	$	%
NET SALES	$19,178	$16,369	$2,809	17.2%
OPERATING COSTS AND EXPENSES	17,237	14,924	(2,313)

OPERATING EARNINGS	1,941	1,445	496	34.3%

Interest, Net	(148)	(98)	(50)
Other (Expense) Income, Net	(8)	3	(11)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,785	1,350	435	32.2%

Provision for Income Taxes	582	368	(214)

EARNINGS FROM CONTINUING OPERATIONS	$1,203	$982	$221	22.5%

Discontinued Operations, Net of Tax	24	22	2

NET EARNINGS	$1,227	$1,004	$223	22.2%

EARNINGS PER SHARE - BASIC
Continuing Operations	$6.03	$4.97	$1.06	21.3%
Discontinued Operations	$0.12	$0.11	$0.01

Net Earnings	$6.15	$5.08	$1.07	21.1%

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (IN MILLIONS)	199.6	197.8

EARNINGS PER SHARE - DILUTED
Continuing Operations	$5.97	$4.93	$1.04	21.1%
Discontinued Operations	$0.12	$0.11	$0.01

Net Earnings	$6.09	$5.04	$1.05	20.8%

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (IN MILLIONS)	201.5	199.2

Exhibit B

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NET SALES AND OPERATING EARNINGS BY SEGMENT (UNAUDITED)

DOLLARS IN MILLIONS

	Fourth Quarter		Variance
	2004	2003	$	%
NET SALES:
INFORMATION SYSTEMS AND TECHNOLOGY	$1,864	$1,472	$392	26.6%
COMBAT SYSTEMS	1,308	1,240	68	5.5%
MARINE SYSTEMS	1,115	1,122	(7)	(0.6)%
AEROSPACE	837	829	8	1.0%
RESOURCES	66	68	(2)	(2.9)%

TOTAL	$5,190	$4,731	$459	9.7%

OPERATING EARNINGS:
INFORMATION SYSTEMS AND TECHNOLOGY	$181	$137	$44	32.1%
COMBAT SYSTEMS	171	131	40	30.5%
MARINE SYSTEMS	51	51	—	0.0%
AEROSPACE	116	83	33	39.8%
RESOURCES	11	5	6	120.0%

TOTAL	$530	$407	$123	30.2%

OPERATING MARGINS:
INFORMATION SYSTEMS AND TECHNOLOGY	9.7%	9.3%
COMBAT SYSTEMS	13.1%	10.6%
MARINE SYSTEMS	4.6%	4.5%
AEROSPACE	13.9%	10.0%
RESOURCES	16.7%	7.4%
TOTAL	10.2%	8.6%

Exhibit C

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NET SALES AND OPERATING EARNINGS BY SEGMENT (UNAUDITED)

DOLLARS IN MILLIONS

	Twelve Months		Variance
	2004	2003	$	%
NET SALES:
INFORMATION SYSTEMS AND TECHNOLOGY	$6,781	$4,889	$1,892	38.7%
COMBAT SYSTEMS	4,407	4,007	400	10.0%
MARINE SYSTEMS	4,726	4,271	455	10.7%
AEROSPACE	3,012	2,946	66	2.2%
RESOURCES	252	256	(4)	(1.6)%

TOTAL	$19,178	$16,369	$2,809	17.2%

OPERATING EARNINGS:
INFORMATION SYSTEMS AND TECHNOLOGY	$715	$536	$179	33.4%
COMBAT SYSTEMS	522	443	79	17.8%
MARINE SYSTEMS	292	216	76	35.2%
AEROSPACE	393	218	175	80.3%
RESOURCES	19	32	(13)	(40.6)%

TOTAL	$1,941	$1,445	$496	34.3%

OPERATING MARGINS:
INFORMATION SYSTEMS AND TECHNOLOGY	10.5%	11.0%
COMBAT SYSTEMS	11.8%	11.1%
MARINE SYSTEMS	6.2%	5.1%
AEROSPACE	13.0%	7.4%
RESOURCES	7.5%	12.5%
TOTAL	10.1%	8.8%

Exhibit D

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PRELIMINARY FINANCIAL INFORMATION (UNAUDITED)

DOLLARS IN MILLIONS EXCEPT PER SHARE AND EMPLOYEE AMOUNTS

	Fourth Quarter 2004		Fourth Quarter 2003
Cash	$976		$861
Short-term Debt	$6		$747
Long-term Debt	3,291		3,296

Total Debt	$3,297		$4,043

Net Debt	$2,321		$3,182
Shareholders’ Equity	$7,189		$5,921
Debt-to-Equity	45.9%		68.3%
Debt-to-Capital	31.4%		40.6%
Book Value per Share	$35.76		$29.91

	Quarter	Year-to-date	Quarter	Year-to-date
Net Cash Provided by Operating Activities	$799	$1,802	$897	$1,723
Capital Expenditures	(90)	(266)	(108)	(222)

Free Cash Flow From Operations (A)	$709	$1,536	$789	$1,501

Total Taxes Paid	$166		$102
Depreciation and Depletion	$59		$62
Intangible Asset Amortization	26		21

Depreciation, Depletion and Amortization	$85		$83

Company Sponsored R&D (B)	$74		$73
Employment	70,200		65,600
Sales Per Employee	$282,800		$275,700
Shares Outstanding	201,033,153		197,966,192
Weighted Average Shares Outstanding -
Basic	200,648,072		197,748,132
Diluted	202,577,701		199,553,584

(A)	The company’s management believes free cash flow from operations is a measurement that is useful to investors, because it portrays the company’s ability to generate cash from its core businesses for such purposes as repaying maturing debt, funding business acquisitions and paying dividends. The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities.
(B)	Includes independent research and development and bid and proposal costs and Gulfstream product development costs.

Exhibit E

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BACKLOG (UNAUDITED)

DOLLARS IN MILLIONS

	Fourth Quarter 2004
	Funded	Unfunded	Total Backlog	IDIQ Contract Value (A)	Total Estimated Contract Value
INFORMATION SYSTEMS AND TECHNOLOGY	$7,127	$2,287	$9,414	$6,301	$15,715
COMBAT SYSTEMS	6,398	2,318	8,716	95	8,811
MARINE SYSTEMS	9,899	6,943	16,842	—	16,842
AEROSPACE	4,652	2,192	6,844	—	6,844
RESOURCES	200	58	258	—	258

TOTAL	$28,276	$13,798	$42,074	$6,396	$48,470

	Third Quarter 2004
	Funded	Unfunded	Total Backlog	IDIQ Contract Value (A)	Total Estimated Contract Value
INFORMATION SYSTEMS AND TECHNOLOGY	$6,164	$1,415	$7,579	$6,402	$13,981
COMBAT SYSTEMS	6,202	2,419	8,621	142	8,763
MARINE SYSTEMS	8,446	8,688	17,134	—	17,134
AEROSPACE	4,066	2,201	6,267	—	6,267
RESOURCES	216	57	273	—	273

TOTAL	$25,094	$14,780	$39,874	$6,544	$46,418

	Fourth Quarter 2003
	Funded	Unfunded	Total Backlog	IDIQ Contract Value (A)	Total Estimated Contract Value
INFORMATION SYSTEMS AND TECHNOLOGY	$5,950	$1,529	$7,479	$6,517	$13,996
COMBAT SYSTEMS	5,826	2,433	8,259	162	8,421
MARINE SYSTEMS	8,775	9,388	18,163	—	18,163
AEROSPACE	4,127	2,397	6,524	—	6,524
RESOURCES	163	57	220	—	220

TOTAL	$24,841	$15,804	$40,645	$6,679	$47,324

(A)	IDIQ contract value represents management’s estimate of the future contract value under existing indefinite delivery, indefinite quantity contracts. Because the value in these arrangements is subject to the customer’s future exercise of an indeterminate quantity of delivery orders, the company recognizes these contracts in backlog only when they are funded.

Exhibit F

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AIRCRAFT DELIVERIES (UNAUDITED)

	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
GREEN:
LARGE AIRCRAFT	15	13	56	50
MID-SIZE AIRCRAFT	6	8	22	24

TOTAL	21	21	78	74

COMPLETIONS:
LARGE AIRCRAFT	16	12	52	49
MID-SIZE AIRCRAFT	10	12	25	25

TOTAL	26	24	77	74

PRE-OWNED:	3	7	15	31

AIRCRAFT ORDERS (UNAUDITED)

	UNITS
	Large Aircraft		Mid-size Aircraft		Total
	2004	2003	2004	2003	2004	2003
ORDERS (A)	71	41	24	18	95	59
DELIVERIES (B)	56	50	22	24	78	74

BOOK-TO-BILL	1.27	0.82	1.09	0.75	1.22	0.80

	DOLLARS
	Large Aircraft		Mid-size Aircraft		Total
	2004	2003	2004	2003	2004	2003
ORDERS (A)	2,415	1,601	384	277	2,799	1,878
DELIVERIES (C)	1,915	1,705	346	352	2,261	2,057

BOOK-TO-BILL	1.26	0.94	1.11	0.79	1.24	0.91

(A)	Net of cancellations.
(B)	Represents green deliveries only.
(C)	Includes value of both green and completion deliveries.

Exhibit G

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